Exhibit 20.2

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                   Telor Ophthalmic Pharmaceuticals, Inc. and
                    Occupational Health + Rehabilitation Inc

     The following Unaudited Pro Forma Combined Balance Sheet as of December 31, 1995 and the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1995 give effect to the Merger accounted for under the reverse acquisition purchase method of accounting. The financial information for the year ended December 31, 1995 for Telor has been obtained from the financial statements of Telor which have been audited by Arthur Andersen LLP. The consolidated financial information for the year ended December 31, 1995 for OH+R has been obtained from the consolidated financial statements of OH+R which have been audited by Ernst & Young LLP.

     The Unaudited Pro Forma Combined Financial Information is based on the historical financial statements of Telor and OH+R under the assumptions and adjustments set forth in the accompanying Notes to the Unaudited Pro Forma Combined Financial Information. The Unaudited Pro Forma Combined Balance Sheet assumes that the Merger was consummated on December 31, 1995, and the Unaudited Pro Forma Combined Statement of Operations assumes that the Merger was consummated on January 1, 1995.

     The Pro Forma adjustments are based on the reverse acquisition method of accounting, which provides that the net assets of the acquired company (Telor) be recorded at their historical cost, which approximates fair value.

     The Unaudited Pro Forma Combined Financial Statements may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the historical financial statements and accompanying notes of Telor and OH+R.

                     TELOR OPHTHALMIC PHARMACEUTICALS, INC.
                                       AND
                    OCCUPATIONAL HEALTH + REHABILITATION INC

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                December 31, 1995
                                 (In thousands)

                                                                                                       Pro Forma
                                                                        OH+R           Telor          Adjustments          Pro Forma
                                                                        ----           -----          -----------          ---------
ASSETS

Current assets:
  Cash and cash equivalents .................................        $    369         $  3,305                             $  3,674
  Short-term investments ....................................                            1,987                                1,987
  Accounts receivable, net ..................................             237               63                                  300
  Other current assets ......................................             950              149                                1,099
                                                                     --------         --------         --------            --------
Total current assets ........................................           1,556            5,504                0               7,060

Property and equipment, net .................................           1,058               23                                1,081
Intangible assets, net ......................................           1,565            1,565
Other assets ................................................              70              360                                  430
                                                                     --------         --------         --------            --------
Total assets ................................................        $  4,249         $  5,887         $      0            $ 10,136
                                                                     ========         ========         ========            ========


LIABILITIES, REDEEMABLE STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:

  Accounts payable and accrued expenses .....................        $  1,002         $    745         $                   $  1,747
  Current portion of obligations under capital
    leases ..................................................              99               43                                  142
  Current maturities of long-term debt ......................              91             --                                     91

  Current portion of obligations under
    noncompetition agreements ...............................             325             --                                    325
  Due to related party ......................................             378             --                                    378
                                                                     --------         --------         --------            --------
Total current liabilities ...................................           1,895              788                0               2,683

Long-term debt, less current maturities .....................             745             --                                    745
Obligations under capital leases ............................             123              513                                  636

Obligations under noncompetition agreements .................             293             --                                    293
                                                                     --------         --------         --------            --------
                                                                        3,056            1,301                                4,357

Minority interest ...........................................             201             --                  0                 201

Redeemable stock ............................................           7,179             --             (7,179)(B)               0

Stockholders' equity (deficit):
  Common stock ..............................................               7                1               (7)(B)               1
  Additional paid-in capital ................................              11           35,652          (25,253)(B)          10,410
  Accumulated deficit .......................................          (6,205)         (31,067)          32,439(B)           (4,833)
                                                                     --------         --------         --------            --------
Total stockholders' equity (deficit) ........................          (6,187)           4,586            7,179               5,578
                                                                     --------         --------         --------            --------

Total liabilities, redeemable stock and
  stockholders' equity (deficit) ............................        $  4,249         $  5,887         $      0            $ 10,136
                                                                     ========         ========         ========            ========


See Accompanying Notes to Unaudited Pro Forma Combined Financial Information.

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

                     TELOR OPHTHALMIC PHARMACEUTICALS, INC.
                                       AND
                    OCCUPATIONAL HEALTH + REHABILITATION INC

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      For the year ended December 31, 1995
                 (In thousands, except share and per share data)

                                                                                                       Pro Forma
                                                                     OH+R            Telor            Adjustments         Pro Forma
                                                                     ----            -----            -----------         ---------
Total revenue ............................................        $  6,024         $                   $                   $  6,024
Operating and administrative expenses ....................          (7,698)          (7,718)(A)                             (15,416)

Depreciation and amortization ............................            (365)            (220)                                   (585)
Interest expense .........................................             (97)            --                                       (97)
Interest income ..........................................              38              383                                     421
Minority interest in net loss of subsidiary ..............             322             --                                       322
                                                                  --------         --------            --------            --------

Net loss .................................................        $ (1,776)        $ (7,555)           $      0            $ (9,331)
                                                                  ========         ========            ========            ========

Net loss available to common stock .......................        $ (2,337)

Net loss per share .......................................        $  (3.53)        $  (9.67)                               $  (6.48)
                                                                  ========         ========                                ========

Weighted average common shares and common

  share equivalents outstanding ..........................             662              781                  (3)(C)           1,440
                                                                  ========         ========            ========            ========


See Accompanying Notes to Unaudited Pro Forma Combined Financial Information.

                     TELOR OPHTHALMIC PHARMACEUTICALS, INC.
                                       AND
                    OCCUPATIONAL HEALTH + REHABILITATION INC

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL INFORMATION

A.   Basis of Presentation

     The Unaudited Pro Forma Combined Balance Sheet assumes that the Merger was consummated on December 31, 1995, and the Unaudited Pro Forma Combined Statement of Operations assumes that the Merger was consummated on January 1, 1995. The Merger has been accounted for in the accompanying Unaudited Pro Forma Combined Financial Information under the reverse acquisition purchase method of accounting.

B.    Balance Sheet Adjustments

     The adjustments to redeemable stock and stockholders' equity (deficit) comprise the following (in thousands, except share and per share data):

o Redeemable Stock:
   Waiver of accrued preferred stock dividends
     on OH+R Preferred Stock.......................................... $(1,372)
   Conversion of 1,600,000 shares of OH+R Series 1 Preferred Stock....  (2,000)
   Conversion of 2,537,843 shares of OH+R Series 2 Preferred Stock....  (3,807)
                                                                       --------
                                                                       $(7,179)
                                                                       ========

o Common Stock:
   Reversal of OH+R par value ($.01) of 671,855 shares................ $     (8)
   Recording of Telor par value ($.001) of newly issued shares........        1
                                                                       --------
                                                                       $     (7)
                                                                       ========

o Additional paid-in capital:
   Conversion of OH+R preferred shares to common                       $  5,806
   Elimination of Telor accumulated deficit                             (31,067)
   Reversal of OH+R additional paid-in capital on common shares               8
                                                                       --------
                                                                       $(25,253)
                                                                       ========

o Accumulated deficit:
   Waiver of accrued preferred stock dividends
     on OH+R Preferred Stock.......................................... $  1,372
   Elimination of Telor accumulated deficit...........................   31,067
                                                                       --------
                                                                       $ 32,439
                                                                       ========

C.   Adjustments to Statement of Operations

     The adjustment to weighted average common shares and common share equivalents outstanding for purposes of computing pro forma net loss per share reflects the conversion of shares of OH+R Common Stock and OH+R Preferred Stock into Telor Stock at a conversion ratio of 0.1413123.

D.   Non-Recurring Adjustment Attributable to the Merger

     Upon the consummation of the Merger, a new measurement date will be established for the former OH+R options. In accordance with EITF 90-9, an analysis will be performed to determine whether a charge to compensation expense and credit to paid-in capital will be required based upon the market value of the Telor Stock immediately after the Merger. An estimate of such compensation expense cannot be determined at this time. Once determined, such charge will be recorded in the quarter that the Merger closes to the extent that the options are vested. Compensation expense related to options which are unvested will be amortized over the remaining vesting period.